--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                            ADAPTIVE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


                OREGON                              93-0981962
    (State or other jurisdiction of    (I.R.S. Employer Identification No.)
    incorporation or organization)


           1400 N.W. COMPTON DRIVE, SUITE 340, BEAVERTON, OR  97006
                               (503) 690-1236
             (Address, including zip code, and telephone number,
       including area code of registrant's principal executive offices)
                              --------------------

             DANIEL J. MEUB, PRESIDENT & CHIEF EXECUTIVE OFFICER
                          ADAPTIVE SOLUTIONS, INC.
          1400 N.W. COMPTON DRIVE, SUITE 340, BEAVERTON, OR  97006
                               (503) 690-1236
          (Name, address, including zip code, and telephone number,
                  including area code of agent for service)

                                    COPY TO:
                             BYRON W. MILSTEAD, ESQ.
                   ATER, WYNNE, HEWITT, DODSON & SKERRITT, LLP
             222 S.W. COLUMBIA, SUITE 1800, PORTLAND, OR  97201-6618


    Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           ----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           -------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


         --------------------------------------------------------------------
                                       Proposed     Proposed
          Title of                     Maximum      Maximum
         Securities       Amount       Offering     Aggregate      Amount of
           To Be           To Be       Price Per    Offering     Registration
         Registered     Registered     Share (1)    Price (1)         Fee
         --------------------------------------------------------------------

         Common Stock,    274,443       $.71875    $197,255.91      $59.77
         No par value      shares

         (1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq Small-Cap Market for the Common Stock on December 1, 1997, which was approximately $.71875 per share.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                            ADAPTIVE SOLUTIONS, INC.

                         274,443 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)

                              --------------------

    This Prospectus relates to the offer and sale of 274,443 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Adaptive Solutions, Inc. (the "Company"), an Oregon corporation. The Shares may be offered by Eastman Kodak Company, a shareholder of the Company (the "Selling Shareholder"), from time to time in transactions on the Nasdaq Small-Cap Market and the Boston Stock Exchange (the "BSE"), in privately negotiated transactions or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares offered hereby were issued to the Selling Shareholder pursuant to the terms of the Asset Purchase Agreement, dated as of October 30, 1997, between the Selling Shareholder and the Company, under which the Company acquired certain OCR business assets and ICR technology from the Selling Shareholder. The Shares were issued in a transaction (the "Offering") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders." The Shares represent approximately 4% of the Company's outstanding Common Stock.

    The Company will receive no part of the proceeds of sales made hereunder. The shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholder will be borne by such Selling Shareholder. The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act.

     The Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is traded on the Nasdaq Small-Cap Market and the BSE under the symbols "ADSO" and "ADO", respectively. On December 10, 1997, the last registered sale of the Common Stock on the Nasdaq Small-Cap Market was $.5625.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS DECEMBER 11, 1997.

                               TABLE OF CONTENTS
                               _________________


                                                               PAGE

         Available Information. . . . . . . . . . . . . . . .     4
         Incorporation of Certain Documents by Reference. . .     4
         The Company. . . . . . . . . . . . . . . . . . . . .     6
         Risk Factors . . . . . . . . . . . . . . . . . . . .     6
         Use of Proceeds. . . . . . . . . . . . . . . . . . .    11
         Selling Shareholders . . . . . . . . . . . . . . . .    11
         Plan of Distribution . . . . . . . . . . . . . . . .    12
         Experts. . . . . . . . . . . . . . . . . . . . . . .    12
         Legal Matters. . . . . . . . . . . . . . . . . . . .    12
         Indemnification of Directors and Officers. . . . . .  II-1

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may be obtained electronically by visiting the Commission's Web site on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq Small-Cap Market and the BSE. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington, D.C. 20006-1506.

    This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         b. The Company's Current Report on Form 8-K filed with the Commission on November 14, 1997;

         c.   All other reports filed by the Company pursuant to
              Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1996; and

         d. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated September 27, 1993, and the Company's Registration Statement on Form 8-A/A dated October 13, 1993, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Chief Financial Officer, Adaptive Solutions, Inc., 1400 N.W. Compton Drive, Suite 340, Beaverton, Oregon 97006, telephone number (503) 690-1236.

                                  THE COMPANY

    Adaptive Solutions, Inc. (the "Company") was incorporated in Oregon in 1988 and designs and markets high performance computer assisted data entry and image recognition solutions targeted at a range of applications. In October, 1997, the Company purchased Eastman Kodak Company's optical character recognition ("OCR") business, including certain inventory of finished goods and work-in-process, certain ancillary equipment used in the business, certain service contracts, its intelligent character recognition ("ICR") technology, and its OCR technology, patents and rights.

    The Company's principal executive offices are located at 1400 N.W. Compton Drive, Suite 340, Beaverton, Oregon 97006, and its telephone number is (503) 690-1236.


                                     RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. NO INVESTOR SHOULD PURCHASE SUCH SECURITIES UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES AND EXCHANGE ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS ARE UNCERTAIN AND MAY BE AFFECTED BY THE FOLLOWING FACTORS, AMONG OTHERS, WHICH MAY CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; FUTURE CAPITAL NEEDS

    The Company was incorporated in 1988 and first shipped products in 1993. The Company has been engaged in the development of its products and has incurred significant operating losses through September 30, 1997. As of September 30, 1997, the Company had an accumulated deficit of approximately $27,867,000. For the nine months ended September 30, 1997 the Company incurred operating losses of approximately $808,000. The Company expects to report losses at least through 1997, and possibly beyond. In order to become profitable the Company must continue to develop applications requiring high performance computer assisted data entry ("CADE"), increase sales of its products in the transportation and medical industries, and to governmental entities, obtain market acceptance of its products, manage operating expenses and expand its sales and distribution capabilities. There can be no assurance that the Company will meet any of these objectives or ever achieve profitability.

    The Company's cash and cash equivalents at September 30, 1997, were $2,326,000, a decrease of $1,286,000 from the cash and cash equivalents balance of $3,612,000 at December 31, 1996. The Company's working capital at September 30, 1997, was $2,851,000, an increase of $23,000 from the working capital balance of $2,828,000 at December 31, 1996. The Company expects that it will need additional funding in 1998, although it is unable to predict the precise amount or date that such funding will be required. The Company has not yet identified specific sources of funding, nor has it received commitments for funding. Accordingly, there can be no assurance that any such funding can be obtained on terms acceptable to the Company, if at all. If adequate funds are not available as required, the Company's ability to fulfill product orders, as well as the Company's financial position and results of operations, will be adversely affected. In particular, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to existing stockholders. The Company's future capital needs will depend upon numerous factors, including the success of the Company's revised product strategy, the progress of the Company's research and development activities, the extent and timing of the acceptance of the Company's products, the cost of the Company's sales, marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty, and, therefore, there can be no assurance that the Company will not require additional funding earlier than anticipated.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company expects that revenues will fluctuate substantially from quarter to quarter and will be difficult to forecast. The absence of significant backlog will also limit the Company's ability to plan production and inventory levels. In addition, due to the complexity of computer assisted data entry, the Company has a long sales cycle for its products.
The timing of new orders for these products may lead to substantial fluctuations of operating results. Operating results may also be affected by other factors including but not limited to, cancellation or rescheduling of orders, seasonal fluctuations in business activity, and product announcements by competitors and suppliers. In addition, the Company intends to make significant expenditures on development and expanding its sales and marketing activities. Once these expenditures are planned, it can be difficult to reduce them quickly if funds are limited. The Company's ability to reduce operating expenses, especially over the short term, is therefore limited. Accordingly, any significant shortfall in revenues in any quarter, regardless of the cause of such shortfall would have an adverse impact on the Company's operating results and on the Company's ability to achieve profitability.

COMPETITION

    The computer assisted data entry market is intensely competitive, and the Company expects this competition to continue to increase. The Company faces direct and indirect competition from a broad range of competitors. The Company's principal competition comes from customer developed solutions, direct competition from companies offering CADE solutions, and indirect competition from companies offering competing technologies capable of recognizing computer and hand written characters. Most of the Company's competitors are more established, benefit from greater name recognition than the Company. In addition, many of these companies have large established sales forces and have been selling their products to the same customers targeted by the Company for a substantial period of time. There can be no assurance the Company can compete effectively in its selected markets. It is also possible that the Company will face competition from new competitors including VARs, system integrators, and other forms processing companies not currently actively competing in the CADE market.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

    The market for the Company's products is characterized by rapid technological change and evolving industry standards and is highly competitive with respect to timely product innovation. The introduction of new products embodying new technology and the emergence of new industry standards can rapidly render existing products obsolete and unmarketable.
The Company's success will be substantially dependent upon its ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products on a timely basis. If the Company is unable, for technological or other reasons, to develop products in a timely manner in response to changes in the industry, or if products or product enhancements developed by the Company do not achieve market acceptance, the Company's results of operations will be materially adversely affected. There can be no assurance that the Company will be successful in developing and marketing products and product enhancements, that the Company will not experience difficulties that could delay the successful development and marketing of these products, or that its products and product enhancements will be accepted in the marketplace. Moreover, from time to time, the Company or its competitors may introduce new products or technologies that have the potential to replace the Company's existing products. There can be no assurance that these new products may delay or eliminate the purchase of the Companies existing products, which could have a material adverse affect on the Company's results of operations.

PRODUCT QUALITY AND RELIABILITY

    The Company's customers establish demanding specifications for quality and reliability that must be met by the Company's products. The Company has in the past experienced some field failures on early product shipments. Although the Company has taken steps to address these concerns, there can be no assurance that quality and reliability problems will not recur in the future. If such problems did recur, the Company could experience delays in shipments, increased costs, delays in or cancellation of orders and product returns, any of which could have a material adverse effect on the Company's results of operations. In addition, sales of the Company's products for certain applications may require modifications to the Company's development and manufacturing processes to meet strict specifications required for these applications. Meeting such specifications could be time consuming and could result in delays in product shipments, increased or increased manufacturing costs which could have a material adverse effect on the Company's results of operations.

NEED TO DEVELOP MARKETING EXPERIENCE

    The Company has very limited marketing experience in its chosen markets, and expanding the Company's marketing capabilities will require significant expenditures for items including additions to personnel. The Company intends to increase both its product offerings and target markets through marketing, sales and distribution and development of relationships with other companies.
 The Company intends to increase the number of its strategic partners. The Company plans to continue to devote significant resources to its sales and marketing efforts in order to build such corporate infrastructure.
Therefore, any failure to achieve growth in revenues in excess of increased expenses would have a material adverse effect on the Company's operating results and financial condition. There can be no assurance that the Company will be able to successfully expand its sales and service force or that such expansion will increase revenues in excess of expenses.

DEPENDENCE UPON KEY PERSONNEL

    The Company's future success will depend in significant part upon the continued service of key technical and senior management personnel, and the Company's continuing ability to attract and retain highly qualified technical, managerial, and sales and marketing personnel. The Company does not have employment contract with, or "key person" life insurance policies on, any of its employees. Given the Company's state of development, the Company is also highly dependent on its ability to attract and retain highly skilled engineers required to develop and refine the Company's technology and introduce future products. The high technology industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company will be able to attract and retain qualified personnel. Failure to attract, assimilate and retain key personnel could have a material adverse effect on the Company's results of operations.

MANAGEMENT OF CHANGING BUSINESS

    Prior to June 1996, the Company's business focused on the development and sales of its CNAPS chip and related products to VARs, OEMs, end-users, and government and defense industry customers. During the end of 1996 and beginning of 1997 the Company made substantial changes to its strategy. Key elements of its new strategy include: 1) a focus on applications requiring CADE solutions, 2) development of high performance programmable image processing engine products, 3) a gradual transition from the Company's proprietary CNAPS processor to parallel processors being brought to market by Motorola, Inc. and Intel Corporation, and 4) development of strategic relationships with other software and hardware companies with expertise in the image recognition area. To effectively manage the transition of its strategy, the Company must respond to competitive developments, attract and retain qualified personnel, use its available capital to develop and market its technologies and products, and manage its growth in the face of a rapidly changing business environment. There can be no assurance that the Company can successfully manage these changes. The inability to successfully manage this transition could have a material adverse effect on the Company's results of operations and financial condition.

INTELLECTUAL PROPERTY

    The Company relies on a combination of patents, trade secrets, and other intellectual property law, nondisclosure agreements and other protective measures to preserve its rights pertaining to its products. Such protection, however, may not preclude competitors from developing products similar to the Company's. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to protect its proprietary rights vigorously, there can be no assurance that these efforts will be successful.

    There can also be no assurance that third parties will not assert intellectual property infringement claims against the Company. Although no written claims or litigation related to any such matter are currently pending against the Company, the Company has not conducted any patent searches or obtained an opinion of counsel with respect to its proprietary rights. Accordingly, there can be no assurance that no claims will be initiated, that the Company would prevail in any such litigation seeking damages or injunction against the sale of the Company's products or, if necessary, that the Company would be able to obtain any necessary licenses on reasonable terms, or at all. Any such litigation could be protracted and costly and could have a material adverse effect on the Company's results of operations regardless of the outcome of the litigation.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

    The Company has reserved 2,312,500 shares of Common Stock for issuance upon exercise of outstanding warrants. The Company has reserved and additional 1,391,599 shares of Common Stock for issuance to key employees, officers, directors, and consultants pursuant to the Company's Stock Incentive Plan and the Company's Employee Stock Purchase Plan. The existence of the warrants and any other options may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading price of the Common Stock has been and could continue to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the computer industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market price for companies in general, and high technology companies in particular, and that are often unrelated to operating performance.

POSSIBLE ILLIQUIDITY OF STOCK PRICE

    The Common Stock is quoted on the Nasdaq Small-Cap Market ("Nasdaq"). Nasdaq does not offer last sale reporting and may be a significantly less liquid market than the National Market System. Moreover, if the Company should continue to experience losses from operations, it may be unable to maintain standards for continued quotation on Nasdaq, and the Common Stock could be subject to removal from the Nasdaq system. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what are commonly referred to as the "pink sheets". As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the Nasdaq system, they would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the Nasdaq system, if it were to occur, could affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

NO ANTICIPATED DIVIDENDS

    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

LIMITATIONS ON UTILIZATION OF NET OPERATING LOSS CARRYFORWARDS

    As of September 30, 1997, the Company had net operating loss carryforwards of approximately $27.9 million. Due to changes in the Company's ownership structure, including in connection with the Offering, the use of these carryforwards may be further limited. There can be assurance that the net operating loss carryforwards will ever be fully utilized.

EFFECT ON ANTITAKEOVER PROVISIONS

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stack and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Because the terms of the Preferred Stock can be fixed by the Board of Directors without shareholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Company is subject to the Oregon Business Combination Act. The provisions of this statute could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to gain control of the Company.

                                   USE OF PROCEEDS

    The proceeds from the sale of the Selling Shareholder's Common Stock will belong to the Selling Shareholder. The Company will not receive any proceeds from such sales of the Common Stock.


                                 SELLING SHAREHOLDERS

    The following table sets forth the names of the Selling Shareholder, the number of shares beneficially owned by the Selling Shareholder prior to the offering, and the number of shares and percentage of the class to be owned by the Selling Shareholder upon completion of the Offering.


                             Shares                         Shares Owned
                             Beneficially                   After Offering
                             Owned Prior    Shares         -----------------
    Selling Shareholder      to Offering    Offered        Number    Percent
    ------------------------------------------------------------------------

    Eastman Kodak Company    604,992(1)     274,487        330,549   4.5

    (1)  Includes 330,549 shares of Common Stock in which Eastman
         Kodak Company has an indirect beneficial ownership interest through its 99% limited partnership interest in Aperature Associates, L.P.

                                 PLAN OF DISTRIBUTION

    The Selling Shareholder has informed the Company that the Shares may be sold from time to time by the Selling Shareholder or may be retained. The Selling Shareholder may from time to time elect to sell Shares over Nasdaq, the BSE or in other market transactions, or in negotiated transactions, at prices and on terms related to the then-current market price or otherwise.
In addition, the Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholder.

    The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act.


                                       EXPERTS

    The financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, all contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                    LEGAL MATTERS

    Counsel for the Company, Ater Wynne Hewitt Dodson & Skerritt, LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201, has rendered an opinion to the effect that the Shares offered hereby are duly and validly issued, fully paid and nonassessable.

                                    PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

              SEC Registration Fee . . . . . . . . .    $    60
              Nasdaq Listing Fee . . . . . . . . . .      2,744
              Boston Stock Exchange Listing Fee. . .      1,372
              Accountant's Fees and Expenses . . . .      5,000
              Legal Fees and Expense . . . . . . . .      5,000
              Blue Sky Fees and Expenses . . . . . .     15,000
              Miscellaneous. . . . . . . . . . . . .       --
                                                        -------

              Total. . . . . . . . . . . . . . . . .     29,176

         * Represents expenses related to the distribution by the Selling Shareholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholder. All amounts are estimates except for the SEC Registration Fee and the Nasdaq and Boston Stock Exchange listing fees.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company to the fullest extent not prohibited by law. The Oregon Business Corporation Act, ("OBCA") permits a corporation to limit, under certain circumstances, a director's liability for monetary damages in actions brought by the corporation or its stockholders. As an Oregon corporation the Company is subject to the OBCA and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article III of the Company's Fifth Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its stockholders for monetary damages, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

    Section 60.387 ET. SEQ., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claims was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of stockholders or otherwise.

    The Company's Articles also provide for the elimination of liability of directors for monetary damages to the full extent permitted by the Oregon Business Corporations Act.

    The Company has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16.  EXHIBITS.

                                       Exhibits

         Number
         ------
         2.1 Asset Purchase Agreement dated as of October 30,, 1997, between Eastman Kodak Company and Adaptive Solutions, Inc.*

         5.1  Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP

         23.1 Consent of KPMG Peat Marwick LLP, independent auditors

         23.2 Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in
              Exhibit 5.1)

         24.1 Power of Attorney (included on page II-3)

         -------------
         * Incorporated by reference to Exhibit 23.2 to the Company's Current Report on Form 8-K dated November 11, 1997.


ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on December 4, 1997.

                             ADAPTIVE SOLUTIONS, INC.


                             By:  /s/ Daniel J. Meub
                                  -----------------------------------------
                                      Daniel J. Meub
                                      President and Chief Executive Officer



                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel J. Meub and Dan Hammerstrom jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                           Title                    Date
------------------------------     --------------------------    ----------------

 /s/ C. Scott Gibson               Chairman of the Board         December 4, 1997
------------------------------
(C. Scott Gibson)



 /s/ Daniel J. Meub                President, Chief Executive    December 4, 1997
------------------------------     and Director
(Daniel J. Meub)



 /s/ Dan Hammerstrom, Ph.D.        Director                      December 4, 1997
------------------------------
(Dan Hammerstrom, Ph. D.)



 /s/ Frederick M. Haney, Ph.D.     Director                      December 4, 1997
------------------------------
(Frederick M. Haney, Ph.D.)



 /s/ T. Peter Thomas               Director                      December 4, 1997
------------------------------
(T. Peter Thomas)



 /s/ Jean-Claude Peterschmitt      Director                      December 4, 1997
------------------------------
(Jean-Claude Peterschmitt)



 /s/ David Wood                    Director                      December 4, 1997
------------------------------
(David Wood)


                                  INDEX TO EXHIBITS


         Number
         ------
         2.1 Asset Purchase Agreement dated as of October 30,, 1997, between Eastman Kodak Company and Adaptive Solutions, Inc.*

         5.1  Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP

         23.1 Consent of KPMG Peat Marwick LLP, independent auditors

         23.2 Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in
              Exhibit 5.1)

         24.1 Power of Attorney (included on page II-3)

         ____________________
         * Incorporated by reference to Exhibit 23.2 to the Company's Current Report on Form 8-K dated November 11, 1997.